Exhibit 99.1

ClearOne Announces Significant Balance Sheet Improvements

- Eliminated Remaining Debt With Final $1 Million Payment on Senior Secured Convertible Notes -

- Current Cash Balance Increased to Over $23.1 Million, With an Additional $4 Million Expected in Q1 2024 -

Salt Lake City, UT – December 28, 2023 – ClearOne, Inc. (NASDAQ: CLRO) (“ClearOne” or the "Company"), a global provider of audio and visual communication solutions, announced today that it has meaningfully improved its balance sheet through the paydown of its remaining aggregate debt, the receipt of a significant income tax refund, and the completion of a non-exclusive patent cross-licensing agreement.

Debt Repayment

On December 17, 2023, the Company completed the final $1.0 million principal payment on its $3.0 million in senior secured convertible notes (the “Notes”), which were originally issued in December 2019. With this final payment, the Company’s aggregate debt has now been fully repaid and eliminated.

In conjunction with the repayment, the ability to convert the Notes into shares has also expired. The 340,909 warrants issued with the Notes remain outstanding and will expire on December 17, 2026 unless earlier exercised.

Enhanced Cash Position

On December 8, 2023, the Company received a $6.9 million income tax refund that was already reported as a receivable in the balance sheet as of September 30, 2023 in our last quarterly report. With the receipt of this refund, ClearOne’s cash and marketable securities balance has increased to over $23.0 million.

Furthermore, the Company has recently finalized a non-exclusive patent cross-licensing agreement, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC yesterday. ClearOne is expected to receive an additional $4.0 million in cash from the agreement in the first quarter of 2024.

“With over $23 million in cash and no debt, and more cash to come, we are entering the new year well-positioned to execute on our growth objectives,” said Derek Graham, CEO of ClearOne. “We believe that our robust balance sheet provides us a strong financial foundation as we work to capture additional market share, finalize our manufacturing transition, and continue new product rollouts in 2024.”

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About ClearOne

ClearOne is a global company that designs, develops, and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

Company Contact

Narsi Narayanan
385-426-0565
investor_relations@clearone.com
http://investors.clearone.com

Investor Relations Contact

Matt Glover or Jackie Keshner

Gateway Group, Inc.

949-574-3860

CLRO@gateway-grp.com